NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Rodney Young Chief Financial Officer (510) 456-4128

STEMCELLS, INC. RELOCATES CORPORATE HEADQUARTERS
AND U.S. RESEARCH LABS

Newark, Calif., July 18, 2011 – StemCells, Inc. (Nasdaq:STEM) announced today that it has relocated its corporate headquarters and U.S.-based research and development operations to 7707 Gateway Blvd, Newark, CA 94560, USA. The new facilities comprise newly constructed, custom designed laboratory and office space, and will house the majority of the Company’s U.S. workforce. The Company’s new main telephone number is (510) 456-4000.

“This is a ‘win win’ situation for employees and shareholders alike,” said Martin McGlynn, President and CEO of StemCells. “Not only are we providing our scientists with modern, state of the art, R&D facilities designed to foster their ground breaking work, but by moving to the Pacific Research Center in Newark, we are significantly reducing the Company’s annual facility lease and operating expenses.”

StemCells’ other facilities in Cambridge, U.K., where the Company researches, develops and manufactures its SC Proven® line of media and reagent products, and in Mountain View, California, are not affected by this move.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. Clinical trials are currently underway in spinal cord injury and in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children. In addition, the Company plans to file an IND by year-end 2011 to initiate a clinical trial of HuCNS-SC cells in age-related macular degeneration, and is also pursuing preclinical studies of its HuCNS-SC cells in Alzheimer’s disease and stroke. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”), including the anticipated reduction in operating expenses from the Company’s relocation to Newark, California. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in its subsequent reports on Form 10-Q and Form 8-K.

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